Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 4, 2018 (except Note 11, as to which the date is September 17, 2018), in Amendment No. 5 to the Registration Statement (Form S-1 No. 333-226169) and related Prospectus of Urovant Sciences Ltd. for the registration of its common shares.

/s/ Ernst & Young LLP

Iselin, New Jersey

September 17, 2018